                                                                EXHIBIT 21



                           SUBSIDIARIES OF REGISTRANT


       A-Accurate Moving, Inc.            California   Idle Corporation
       EnvirAlert, Inc.                   Delaware
       Toxguard Fluid Technologies, Inc.  California
       Three Generations Moving, Inc.     California   Idle Corporation
       Watson Systems, Inc.               Missouri
       Watson Value Assets, LLC           California